Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on February 13, 2019

Registration Statement No. 333-207859-12

**Full Pricing Details ** $1.2+bln GMALT 2019-1 (Prime Auto Lease)

Joint-Lead Managers: Wells Fargo (str), BNP Paribas, Deutsche Bank and Goldman Sachs

Co-Managers: BMO, CIBC, Lloyds, NatWest, TD

Selling Group: Drexel

CL	AMT(MM)	WAL*	S&P/MDY*	L.F	BENCH	SPD	CPN%	YLD%	$PRICE
========================================================================================================================
A1	$215.000	0.32	A-1+/P-1	2/20	IntL	+0	2.70041%	2.70041%	$100.00000
A2A	$334.140	1.02	AAA/Aaa	4/21	EDSF	+24	2.91%	2.933%	$99.99478
A2B	$75.000	1.02	AAA/Aaa	4/21	1mL	+24			$100.00000
A3	$357.820	1.73	AAA/Aaa	12/21	EDSF	+34	2.98%	3.008%	$99.98430
A4	$92.180	2.17	AAA/Aaa	12/22	ISWPS	+45	3.08%	3.104%	$99.99140
B	$57.970	2.30	AA/Aa2	12/22	ISWPS	+75	3.37%	3.398%	$99.99075
C	$53.970	2.45	A/A2	12/22	ISWPS	+95	3.56%	3.591%	$99.98966
D	$33.320	2.50	BBB/Baa2	5/23	ISWPS	+135	3.95%	3.989%	$99.98518
========================================================================================================================

* WAL’s assume 100% PPC to maturity

* Minimum Ratings

-Transaction Summary-

* Size:	$1.2+bln	ERISA Eligible:	Yes
* Format:	SEC Registered	Min Denoms	$1k x $1k
* Ratings:	S&P / Moody’s	Expected Settle:	2/21/2019
* Ticker:	GMALT 2019-1	First Pay:	3/20/2019
		B&D:	Wells Fargo

-Available Information-

* Preliminary Prospectus
* Ratings Free Writing Prospectus
* CDI
* Intexnet Dealname:	wsgmalt201901	Password:	B9KK
* Dealroadshow.com		Passcode:	GMALT191 (case-sensitive)

The issuer has filed a registration statement (including a prospectus) with the SEC for the new offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-326-5897.